Exhibit 7.1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the Class A common stock, par value of US$0.0001 per share of TG Venture Acquisition Corp., a Delaware corporation whose principal place of business is in San Francisco, California, shall be filed on behalf of the undersigned.

Date: November 5, 2021

Dragon Active Limited

By:	/s/ Chak Kwan Kelvin Liu
Name:	Chak Kwan Kelvin Liu
Title:	Director

Chak Kwan Kelvin Liu
/s/ Chak Kwan Kelvin Liu